UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2018

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Annual Incentive Plan

On March 8, 2018, the Joint Compensation and Human Capital Committee (the “Compensation Committee”) of the Boards of Directors of Banc of California, Inc. (the “Company”) and Banc of California, N.A., a wholly owned subsidiary of the Company (the “Bank”), approved an annual cash incentive plan for 2018 (the “2018 Annual Incentive Plan”) for certain of the Company’s executive officers, including, among others, Douglas H. Bowers, President and Chief Executive Officer, John A. Bogler, Executive Vice President and Chief Financial Officer, and Hugh F. Boyle, Executive Vice President and Chief Risk Officer.

The 2018 Annual Incentive Plan will operate in substantially the same manner as the Company’s annual cash incentive plan for 2017 (the “2017 Annual Incentive Plan”), except that loan growth has been added as a performance criterion under the 2018 Annual Incentive Plan in place of classified assets to total assets, with the four corporate performance criteria of the 2018 Annual Incentive Plan consisting of: loan growth, core deposit growth, return on average assets, and adjusted efficiency ratio. An additional performance gate criterion has been added to the 2018 Annual Incentive Plan relating to non-performing assets, with the two performance gate criteria consisting of non-performing assets remaining at or below a specific percentage and maintaining a specific capital ratio (Common Equity Tier 1 Capital Ratio). As with the 2017 Annual Incentive Plan, if the gating items are satisfied, then each participating executive officer will be eligible to receive an annual incentive award under the 2018 Annual Incentive Plan based on achieving (i) 2018 corporate objectives, under the four corporate performance criteria for 2018, and (ii) individual or business unit performance objectives, with the corporate and individual or business unit objectives being weighted differently based on the officer’s position. The differences between the performance and gating criteria under the 2017 and 2018 Annual Incentive Plans are illustrated below.

2017 Performance Criteria	2018 Performance Criteria
Core Deposit Growth	Core Deposit Growth
ROAA	ROAA
Classified Assets to Total Assets (%)	Loan Growth
Adjusted Efficiency Ratio (%)	Adjusted Efficiency Ratio (%)
Individual or Group Objectives	Individual or Group Objectives

2017 Gating Criteria	2018 Gating Criteria
Common Equity Tier 1 Capital Ratio (%)	Common Equity Tier 1 Capital Ratio (%)
—	Non-Performing Assets (%)

A description of the 2017 Annual Incentive Plan is contained under the heading “Compensation Discussion and Analysis—2017 Compensation Refresh-Fiscal Year 2017 Annual Incentive Plan” in the Company’s definitive proxy statement for the Company’s 2017 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 28, 2017, and such description is incorporated herein by reference.

Changes in Compensation Arrangement for Hugh F. Boyle

On March 8, 2018, the Compensation Committee approved changes to the compensation arrangement for Hugh F. Boyle, the Company’s and the Bank’s Chief Risk Officer.

Effective upon the expiration of Mr. Boyle’s employment agreement with the Company on April 1, 2018, Mr. Boyle will receive an annual base salary of $400,000, which will increase to $425,000 effective April 1, 2019 and $450,000 effective April 1, 2020. Mr. Boyle will be eligible to participate in an annual cash incentive bonus plan (including the 2018 Annual Incentive Plan), with a bonus incentive target of 75% of base salary at the end of the bonus period. Mr. Boyle also will be eligible to receive an annual equity award as determined by the Company’s Board of Directors or the Compensation Committee. If Mr. Boyle’s employment is terminated by the Company without cause between April 1, 2018 and April 1, 2019, he will receive a severance benefit consisting of: (i) 12 months of base salary; (ii) 12 months of medical, dental and vision insurance coverage for any enrolled benefit (or the cash equivalent); and (iii) at the sole discretion of the Company’s Board of Directors or the Compensation Committee, accelerated vesting of any service-based equity awards scheduled to vest within 365 days of the termination date and any performance-based stock award. Mr. Boyle’s eligibility for this severance benefit will be extended for an additional year on April 1, 2019 unless the Company notifies Mr. Boyle at least 90 days in advance that it will not be so extended.

Decision of Jeffrey Karish Not to Stand for Re-Election as a Director

On March 8, 2018, Jeffrey Karish, who has been a director of the Company since 2011 and a director of the Bank since 2013, informed the Company and the Bank of his decision not to stand for re-election as a director of the Company at the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”) or as a director of the Bank at the 2018 annual meeting of the sole stockholder of the Bank. Mr. Karish also submitted his resignation from the Boards of Directors of the Company and the Bank, effective as of the conclusion of the 2018 Annual Meeting. Mr. Karish will continue to serve as a director of the Company and the Bank, respectively, until the end of his current term. Mr. Karish indicated that his decision to leave the Boards of Directors was based upon his assessment of the increasing demands of his business activities and employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

March 13, 2018	/s/ John A. Bogler
John A. Bogler
Executive Vice President and Chief Financial Officer

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